Exhibit 99(D)(4)
TENDER AND SUPPORT AGREEMENT
This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of October 3, 2020, is by and among Bristol-Myers Squibb Company, a Delaware corporation (“Parent”), Gotham Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Tassos Gianakakos (the “Stockholder”).
WHEREAS, as of the date hereof, the Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of (i) the number of shares of common stock, par value $0.0001 per share (“Common Stock”), of the Company (as defined below) set forth on Schedule I (all such shares, together with any shares of Common Stock of the Company that are hereafter issued to, or otherwise acquired or owned (including beneficial ownership) by, the Stockholder prior to the termination of this Agreement, being referred to herein as the “ Subject Shares”), (ii) the number of Company Stock Options set forth on Schedule I and (iii) the number of Company RSU Awards set forth on Schedule I;
WHEREAS, concurrently with the execution hereof, Parent, Merger Sub and MyoKardia, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof and as it may be amended from time to time (the “Merger Agreement”), which provides, among other things, for Merger Sub to commence a cash tender offer to purchase all the outstanding shares of Common Stock of the Company (the “Offer”) and, following the completion of the Offer, the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement); and
WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required that the Stockholder, and as an inducement and in consideration therefor, the Stockholder (solely in the Stockholder’s capacity as a beneficial owner of the Subject Shares, Company Stock Options and Company RSU Awards) has agreed to, enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
ARTICLE I

AGREEMENT TO TENDER AND VOTE
Section 1.1  Agreement to Tender. Subject to the terms of this Agreement, the Stockholder agrees to validly and irrevocably tender or cause to be tendered in the Offer all of the Subject Shares pursuant to and in accordance with the terms of the Offer, free and clear of all Liens (other than Liens arising hereunder or as may be applicable under the Securities Act or other applicable securities Laws). Without limiting the generality of the foregoing, as promptly as practicable after the commencement (within the meaning of Rule 14d-2 promulgated under the Exchange Act) of the Offer, but in no event later than the Expiration Time, the Stockholder shall (a) deliver pursuant to the terms of the Offer (i) a letter of transmittal with respect to the Subject Shares complying with the terms of the Offer, (ii) a Certificate (or affidavits of loss in lieu thereof) representing the Subject Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a Book Entry Share, and (iii) all other documents or instruments, to the extent applicable, required to be delivered by stockholders of the Company pursuant to the terms of the Offer in order to effect the valid tender of the Subject Shares or (b) instruct the Stockholder’s broker or such other Person that is the holder of record of any Subject Shares beneficially owned by the Stockholder to tender the Subject Shares pursuant to and in accordance with clause (a) of this Section 1.1 and the terms of the Offer. The Stockholder agrees that, once any of the Subject Shares are tendered, the Stockholder will not withdraw and will not cause or direct to be withdrawn any of the Subject Shares from the Offer, unless and until this Agreement shall have been validly terminated in accordance with Section 5.2.
Section 1.2  Agreement to Vote. Subject to the terms of this Agreement, the Stockholder hereby irrevocably and unconditionally agrees that, during the time this Agreement is in effect, at any annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, the Stockholder shall, in each case to the fullest extent that the Subject Shares are entitled to vote thereon: (a) cause all of the Subject Shares to be counted as present thereat for purposes of determining a quorum; and (b) be present (in person or by proxy)

and vote (or cause to be voted if another Person is the holder of record of any Subject Shares beneficially owned by the Stockholder), or deliver (or cause to be delivered) a written consent with respect to, all of his Subject Shares (i) against any Takeover Proposal and (ii) against any other action that is intended or would reasonably be expected to materially impede or interfere with or materially delay the Offer, the Merger or any other transactions contemplated by the Merger Agreement. Until the Subject Shares are accepted for payment in the Offer, the Stockholder shall retain at all times the right to vote the Subject Shares in the Stockholder’s sole discretion, and without any other limitation, on any matters other than those set forth in this Section 1.2 that are at any time or from time to time presented for consideration to the Company’s stockholders generally.
Section 1.3  Irrevocable Proxy. The Stockholder hereby revokes (or agrees to cause to be revoked) any and all previous proxies granted with respect to the Subject Shares. By entering into this Agreement, the Stockholder hereby grants a proxy appointing Parent as the Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in the Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.2 above as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to the Subject Shares. The proxy and related interest granted by the Stockholder pursuant to this Section 1.3 is irrevocable and is granted in consideration of Parent and Merger Sub entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by the Stockholder shall not be exercised to vote, consent or act on any matter except as contemplated by Section 1.2 above. The proxy granted by the Stockholder shall be revoked, terminated and of no further force or effect, automatically and without further action, immediately upon termination of this Agreement in accordance with Section 5.2 hereof.
ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER
The Stockholder represents and warrants to Parent and Merger Sub that:
Section 2.1  Authority; Binding Agreement. The Stockholder has full power and authority to execute, deliver and perform his obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder, and constitutes a legal, valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms (subject to the Bankruptcy and Equity Exceptions).
Section 2.2  Non -Contravention. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of the Stockholder’s obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby will not (a) violate any Law or Judgment applicable to the Stockholder or the Subject Shares, Company Stock Options or Company RSU Awards, or (b) except as may be required by applicable U.S. Federal securities Laws, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Authority) under, violate or constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Liens on the Stockholder’s properties or assets (including the Subject Shares, Company Stock Options or Company RSU Awards) pursuant to, any Contract or Judgment binding on the Stockholder or the Subject Shares, Company Stock Options or Company RSU Awards, in case of each of clauses (a) and (b), except as would not, individually or in the aggregate, reasonably be expected to adversely affect in any material respect the ability of the Stockholder to perform his obligations under this Agreement or to consummate the transactions contemplated hereby in a timely manner.
Section 2.3  Ownership of Subject Shares, Company Stock Options and Company RSU Awards; Total Shares. As of the date hereof, the Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the Subject Shares, Company Stock Options and Company RSU Awards (together with Stockholder’s spouse to the extent that the Subject Shares, Company Stock Options and Company RSUs constitute community property under applicable Law) and has good and marketable title to the Subject Shares, Company Stock Options and Company RSU Awards free and clear of any Liens, except for Liens arising hereunder or as may be applicable under the Securities Act or other applicable securities Laws. Except pursuant to this Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire all or any portion of the Subject Shares, Company Stock Options or Company RSU Awards. Except for the Subject Shares, Company Stock Options or Company RSU Awards or pursuant to the Company ESPP, as of the date hereof, the Stockholder is not the record or beneficial owner of any (a) Common Stock or voting securities of the Company or (b) options, warrants or other rights to acquire, or securities convertible into or exchangeable for (in each case, whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any capital stock, voting securities or securities convertible into or exchangeable for Common Stock or voting securities of the Company.
Section 2.4  Voting Power. Other than as provided in this Agreement, the Stockholder has full voting power with respect to all of the Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares, Company Stock Options and Company RSU Awards. None of the Subject Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of the Subject Shares, except as provided hereunder.
Section 2.5  Reliance. The Stockholder has been represented by or had the opportunity to be represented by independent counsel of his own choosing and has had the right and opportunity to consult with his attorney, and to the extent, if any, that the Stockholder desired, the Stockholder availed itself of such right and opportunity. The Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.
Section 2.6  Absence of Litigation . With respect to the Stockholder, as of the date hereof, there is no Action pending against, or, to the knowledge of the Stockholder, threatened in writing against, and there is no Judgment imposed upon, the Stockholder or the Subject Shares, Company Stock Options and Company RSU Awards that would reasonably be expected to prevent or materially delay or impair the consummation by the Stockholder of the transactions contemplated by this Agreement or otherwise adversely impact the Stockholder’s ability to perform his obligations hereunder in any material respect.
Section 2.7  Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission from Parent or the Company in connection with the transactions contemplated hereby based upon arrangements made by the Stockholder.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Each of Parent and Merger Sub represent and warrant to the Stockholder, jointly and severally, that:
Section 3.1  Organization; Authorization. Each of Parent and Merger Sub is duly organized or formed, as applicable, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction). The consummation of the transactions contemplated hereby are within each of Parent’s and Merger Sub’s corporate powers and have been duly authorized by all necessary corporate actions on the part of Parent and Merger Sub. Each of Parent and Merger Sub has all requisite corporate power and authority to execute, deliver and perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby.
Section 3.2  Binding Agreement. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (subject to the Bankruptcy and Equity Exceptions).
ARTICLE IV

ADDITIONAL COVENANTS OF THE STOCKHOLDER
The Stockholder hereby covenants and agrees that until the valid termination of this Agreement in accordance with Section 5.2:
Section 4.1  No Transfer; No Inconsistent Arrangements. Except as provided hereunder or under the Merger Agreement, from and after the date hereof and until this Agreement is validly terminated in accordance with Section 5.2, the Stockholder shall not, directly or indirectly, (a) create or permit to exist any Liens, other than Liens arising hereunder or as may be applicable under the Securities Act or other applicable securities Laws, on all or any portion of the Subject Shares, Company Stock Options or Company RSU Awards, (b) transfer, sell, assign, gift, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, or enter into any derivative arrangement with respect to (collectively, “Transfer “), all or any portion of the Subject Shares, Company Stock Options or Company RSU Awards, or any right or interest therein (or consent to any of the foregoing), (c) enter into any Contract with respect to any Transfer of the Subject Shares, Company Stock Options or Company RSU Awards, or any interest therein, (d) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to all or any portion of the Subject Shares, Company Stock Options or Company RSU Awards, (e) deposit or permit the deposit of all or any portion of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to all or any portion of the Subject Shares, or (f) knowingly take any other action that would restrict, limit or interfere in any material respect with the performance of the Stockholder’s obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of the Stockholder herein untrue or incorrect in any material respect or seek to do or solicit any of the foregoing actions. Without limiting the generality of the foregoing, during the time this Agreement is in effect, the Stockholder shall not tender, agree to tender or cause or permit to be tendered all or any portion of the Subject Shares into or otherwise in connection with any tender or exchange offer, except pursuant to the Offer. If any involuntary Transfer of all or any portion of the Subject Shares, Company Stock Options or Company RSU Awards shall occur (including, if applicable, a sale by the Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares, Company Stock Options or Company RSU Awards subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement in accordance with Section 5.2. The Stockholder agrees that it shall not, and shall cause each of his Affiliates not to, become a member of a “group” (as defined under Section 13(d) of the Exchange Act) with respect to any securities in the Company for the purpose of opposing or competing with or taking any actions inconsistent with the Transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, the Stockholder may make Transfers of Subject Shares, Company Stock Options and Company RSU Awards (and any shares of Common Stock underlying such Company Stock Options and Company RSU Awards) (i) to any “Permitted Transferee” (as defined below), in which case any such transferred Subject Shares, Company Stock Options and/or Company RSU Awards shall continue to be bound by this Agreement and provided that any such Permitted Transferee agrees in writing to be bound by the terms and conditions of this Agreement prior to the consummation of any such Transfer, (ii) by using already-owned shares of Common Stock (or effecting a “net exercise” of a Company Stock Option or a “net settlement” of a Company RSU) either to pay the exercise price upon the exercise of a Company Stock Option or to satisfy the Stockholder’s tax withholding obligation upon the exercise of a Company Stock Option or settlement of a Company RSU, in each case as permitted pursuant to the terms of any Company Stock Plan, (iii) by will or the laws of intestacy, or (iv) as Parent may otherwise agree in writing in its sole discretion. A “Permitted Transferee” means, with respect to any Stockholder, (A) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild, or the spouse of any child, adopted child, grandchild, or adopted grandchild of the Stockholder, (B) any charitable organization described in Section 170(c) of the Code, (C) any trust, the beneficiaries of which include only the Stockholder and/or the Persons named in clause (A) or (B) of this definition, or (D) any corporation, limited liability company, or partnership, the stockholders, members, and general or limited partners of which include only the Stockholder and/or the Persons named in clause (A) or (B) of this definition.
Section 4.2  No Exercise of Appraisal Rights; Actions. The Stockholder (a) waives and agrees not to exercise any appraisal or dissenters’ rights (including under Section 262 of the General Corporation Law of the State of Delaware) in respect of all or any portion of the Subject Shares that may arise with respect to the Offer and the Merger and (b) agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the making or consummation of the Offer or consummation of the Merger, including any Action (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (ii) alleging breach of any fiduciary duty of any Person in connection with the negotiation and entry into the Merger Agreement or the Transactions contemplated thereby.
Section 4.3  Documentation and Information. Except as required by applicable Law (including the filing of a Schedule 13D with the SEC which may include this Agreement as an exhibit thereto), the Stockholder shall not, and shall direct his Representatives not to, make any public announcement regarding this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby without the prior written consent of Parent. The Stockholder consents to and hereby authorizes Parent and Merger Sub to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or Merger Sub reasonably determines to be necessary in connection with the Offer, the Merger and any transactions contemplated by the Merger Agreement, the Stockholder’s identity and ownership of the Subject Shares, Company Stock Options and Company RSU Awards, the existence of this Agreement and the nature of the Stockholder’s commitments and obligations under this Agreement; provided that the Stockholder shall have a reasonable opportunity to review and approve such disclosure prior to any such filing, such approval not to be unreasonably withheld, conditioned or delayed, and the Stockholder acknowledges that Parent and Merger Sub may file this Agreement or a form hereof with the SEC or any other Governmental Authority as required under applicable Law. The Stockholder agrees to promptly give Parent any information the Stockholder may reasonably require for the preparation of any such disclosure documents, and the Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that the Stockholder shall become aware that any such information shall have become false or misleading in any material respect.
Section 4.4  No Solicitation. Subject to Section 5.15, the Stockholder shall not, directly or indirectly, (a) initiate, solicit or knowingly encourage (including by way of furnishing non-public information) the submission of any inquiries regarding, or the making of any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, or (b) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with, or for the purpose of, encouraging any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal. The Stockholder shall immediately cease any solicitation, discussions or negotiations with any Persons that may be ongoing with respect to a Takeover Proposal, cease providing any information with respect to the Company and its Subsidiaries to such Person and request the prompt return or destruction of all confidential information concerning the Company and its Subsidiaries in such Person’s possession or control.
Section 4.5  Adjustments; Additional Shares. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or similar transaction with respect to the capital stock of the Company that affects the Subject Shares, the terms of this Agreement shall apply to the resulting securities. In the event that the Stockholder acquires any additional Common Stock of the Company or other interests in or with respect to the Company, such Common Stock or other interests shall, without further action of the parties hereto, be subject to the provisions of this Agreement, and the number of the Subject Shares of the Stockholder will be deemed amended accordingly. The Stockholder shall promptly notify Parent and Merger Sub of any such event.
ARTICLE V

MISCELLANEOUS
Section 5.1  Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery by hand, by facsimile, by registered or certified mail (postage prepaid, return receipt requested), or by email to the respective parties hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice): (a) if to Parent or Merger Sub, in accordance with the provisions of the Merger Agreement and (b) if to the Stockholder, to the Stockholder’s address, facsimile number or e-mail address set forth on a signature page hereto, or to such other address, facsimile number or e-mail address as such party hereto may hereafter specify in writing for the purpose by notice to each other party hereto.
Section 5.2  Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the first to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) the entry, without the prior written consent of the Stockholder, into any material modification or amendment to the Merger Agreement that reduces the amount, changes the form or otherwise adversely affects the consideration payable to the Stockholder pursuant to the Merger Agreement as in effect on the date hereof, and (d) the mutual written consent of all of the parties hereto. Upon termination of this Agreement, no party hereto shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 5.2 shall relieve any party hereto from liability for any Willful and Material Breach of this Agreement prior to termination of this Agreement and (ii) the provisions of this Article V shall survive any termination of this Agreement.

Section 5.3  Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party hereto or, in the case of a waiver, by each party hereto against whom the waiver is to be effective. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 5.4  Expenses. All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party hereto incurring such expenses, whether or not the Offer or the Merger is consummated.
Section 5.5  Binding Effect; No Third Party Beneficiaries; Assignment. The parties hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto, except to the extent that such rights, interests or obligations are assigned pursuant to a Transfer expressly permitted under Section 4.1. No assignment by any party hereto shall relieve such party hereto of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.
Section 5.6  Governing Law; Jurisdiction.
(a) This Agreement and any matters or disputes relating thereto shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.
(b) All Actions arising out of or relating to this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware), and in each case, appellate courts therefrom, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 5.6(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party hereto in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 5.1 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party hereto’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.
(c)  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH (INCLUDING THE MERGER AGREEMENT) OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 5.6(c).

Section 5.7  Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail) and by electronic or digital signature, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of a paper document bearing an original signature.
Section 5.8  Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, with respect to the subject matter of this Agreement.
Section 5.9  Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable Law.
Section 5.10  Specific Performance. The parties hereto hereby agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur to Parent and Merger Sub if any provision of this Agreement were not performed by the Stockholder in accordance with the terms hereof or is otherwise breached, including if the Stockholder fail to take any action required of them hereunder, and, accordingly, that each of Parent and Merger Sub shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the Stockholder’s performance of the terms and provisions hereof, without proof of damages or otherwise, in addition to any other remedy to which Parent or Merger Sub are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. In any Action for specific performance, the Stockholder will waive the defense of adequacy of any other remedy at law or in equity, and the Stockholder waive any requirement for the securing or posting of any bond or other security in connection with the remedies referred to in this Section 5.10.
Section 5.11  Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 5.12  Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party hereto acknowledges is the result of extensive negotiations between the parties hereto; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.
Section 5.13  Further Assurances. Parent, Merger Sub and, upon the reasonable request of Parent, the Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform their respective obligations under this Agreement.
Section 5.14  Interpretation. Unless the context otherwise requires, as used in this Agreement: (a) “or” is not exclusive; (b) “including” and its variants mean “including, without limitation” and its variants; (c) words defined in the singular have the parallel meaning in the plural and vice versa; (d) words of one gender shall be construed to apply to each gender; and (e) the terms “Article,” “Section” and “Schedule” refer to the specified Article, Section or Schedule of or to this Agreement.
Section 5.15  Capacity as Stockholder. Notwithstanding anything herein to the contrary, (a) the Stockholder signs this Agreement solely in the Stockholder’s capacity as a Stockholder of the Company, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of the Stockholder in his capacity as an officer and director of the Company, and (b) nothing herein shall in any way restrict a director or officer of the

Company in the taking of any actions (or failure to act) in his or her capacity as a director or officer of the Company, or in the exercise of his or her fiduciary duties as a director or officer of the Company, or prevent or be construed to create any obligation on the part of any director or officer of the Company from taking any action in his or her capacity as such director or officer.
Section 5.16  No Agreement Until Executed. This Agreement shall not be effective unless and until (a) the Merger Agreement is executed by all parties thereto, and (b) this Agreement is executed by all parties hereto.
Section 5.17  No Ownership Interest. Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholder, and neither Parent nor Merger Sub shall have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise provided herein.
[Signature Page Follows]

The parties hereto are executing this Agreement on the date set forth in the introductory clause.
BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ Elizabeth A. Mily
Name:	Elizabeth A. Mily
Title:	Executive Vice President, Strategy and Business Development

GOTHAM MERGER SUB INC.

By:	/s/ Brian P. Heaphy
Name:	Brian P. Heaphy
Title:	Vice President
[Signature Page to Tender and Support Agreement]

The parties hereto are executing this Agreement on the date set forth in the introductory clause.
By:	/s/ Tassos Gianakakos
Name:	Tassos Gianakakos
Address:	1000 Sierra Point Parkway Brisbane, CA 94005
[Signature Page to Tender and Support Agreement]

Schedule I
624,790 shares of Common Stock (directly or through trusts)
122,283 Company RSU Awards
361,622 Company Stock Options (unvested)
727,290 Company Stock Options (vested)
[Schedule I to Tender and Support Agreement]